EXHIBIT 10.8


                                                       LT&K DRAFT
                                                         ll-29-88


      ORANGE-CO OF FLORIDA INC. DEFERRED COMPENSATION Plan Orange-co of Florida, Inc. hereby establishes a non-qualified, unfunded plan of deferred compensation for the exclusive benefit of select senior management and top executive employees as one method of attracting and retaining the services of such employees.
                            ARTICLE I
                          INTRODUCTION


Section 1.1 Name of Plan. The name of this Plan is the 0range-co of Florida, Inc. Deferred Compensation Plan,"

Section 1.2  Effective Date, The effective date of the Plan is
December 1. 1988o

Section 1.3  Purpose, The purpose of this Plan is to provide
Eligible Employees the opportunity to provide for retirement income and survivor benefits by deferring receipt of certain compensation to be earned in the future.

                           ARTICLE II
                           DEFINITIONS

Section 2.1 "Account" means a Participant's individual account, as described in Section 3.4 of this Plan,

Section 2.2 "Beneficiary" means the individual beneficiary who the Participant has designated in writing to receive the vested balance, if any, remaining in the Participant's Account upon the Participant's death, If no beneficiary is designated, or if the designated beneficiary dies prior to receipt of benefits and the Participant has not designated another beneficiary, the beneficiary will be the Participant's estate.

Section 2.3  "Board" means the Board of Directors of Orange-co of
Florida, Inc.

Section 2.4 "Change in Control" means the occurrence of any of the following events:
     (a) any person (including a group as Section 13(d)(3) of the Securities Exchange Act of 1934) becoming, directly or indirectly, the beneficial owner of twenty percent (20%) or more of the shares of stock of Orange-co of Florida, Inc.. entitled to vote for the election of directors;

     (b) as a result of or in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board; or

     (c) the stockholders of the Company approve an agreement providing for a transaction in which either the Company will cease to be an independent publicly-owned corporation or a sale or other disposition of all or substantially all of the assets of the Company occurs.

Section 2.5  "Committee" means the Committee established under
Section 4.1 of this Plan.

Section 2.6 "Company" means Orange-co of Florida, Inc., any successor thereto by merger, purchase or otherwise, and any of its affiliated companies as may be authorized to participate in this Plan by the Board.

Section 2.7 "Compensation" means base salary to be paid or bonus, if applicable, to be earned in any Plan Year.

Section 2.8 "Eligible Employee" means an employee of the Company who is designated by the Committee pursuant to Section 4.1 as eligible to participate in this Plan.

Section 2.9 "Plan Year" means the twelve (12) consecutive month period beginning on any December 1 and ending on the succeeding
November 30. The initial Plan Year shall be the period beginning on December 1. 1988 and ending on November 30, 1989.

Section 2.10 "Participant" means an Eligible Employee who participates in this Plan pursuant to Article III.

Section 2.11 "Year of Service" means a year of services as defined for purposes of eligibility to participate in the Orange-co, Inc., 401(k) Retirement Plan.
                           ARTICLE III

                          PARTICIPATION


Section 3.1 Participation. An Eligible Employee will participate in this Plan if he has elected to have a portion of his Compensation deferred under this Plan. An election to defer Compensation must be made in writing on a form provided by the Committee and submitted to the Committee no later than November 1 prior to the Plan Year with respect to which the Compensation is earned; provided, however, that an employee who first becomes an Eligible Employee after the beginning of a Plan Year may elect, within thirty (30) days of becoming an Eligible Employee, to defer Compensation to be earned during that Plan Year but after the election. Notwithstanding the foregoing, an election to defer Compensation to be earned during the Plan ending November 30, 1989, must be made no later than December 1, 1988.

Section 3.2 Irrevocability of Election. Once made, a deferral election under Section 3.1 is irrevocable for any Plan Year to which it relates.

Section 3.3 Company Credits. In addition to amounts deferred pursuant to Section 3.1, the Company, in the sole discretion of the Board, may make additional credits in any Plan Year on behalf of any Participant hereunder.

Section 3.4 Establishment of Plan Accounts. The Company shall establish an Account for each Participant. During each Plan Year, each Participant's, @
Account will be credited with the amounts deferred pursuant to
Section 3.1 and amounts credited, if any, pursuant to Section
3.3. Such amounts shall be credited as a bookkeeping entry only, to the Participant's Account at such times as the deferred Compensation would have been paid to the Participant or the Company credit is made.

Section 3.5 Vesting of Amounts in a Participant's Account. A Participant shall be fully vested at all times in the amounts credited to his Account attributable to deferrals made pursuant to Section 3.1, including earnings thereon. A Participant shall be fully vested in the amounts credited to his Account, if any, pursuant to Section 3.3, including earnings thereon, upon the Participant's completion of five (5) years of service. Notwithstanding the foregoing, a Participant shall be fully vested upon termination of employment on or after: attainment of age fifty-five (55), or upon termination of employment due to the Participant's disability (as determined by the Committee) or death.

Section 3.6 Distribution of Amounts Credited to a Participant's Account) Due to Retirement or Disability. Upon termination of employment on or after attainment of age fifty-five (55), or upon termination of employment due to the Participant's disability (as determined by the Committee), a Participant shall be entitled to distribution of the Participant's Account as set forth in this Section. The amount to which Participant is entitled shall be the amounts credited to his Account pursuant to Section 3.4 together with interest credited on such amounts (beginning on the date such amounts are credited to the Participant's Account under
Section 3.4), until the entire Account is paid, at a rate determined by the Committee, but no less than the Salomon Brothers High Grade Long Term Corporate Bond Index. Payments to Participant shall be made in ten (10) consecutive annual installments commencing on the first business day of the year following the Participant's termination of employment with the Company. The amount of each installment shall be equal to the remaining Account balance (together with interest determined under this Section 3.6) multiplied by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the payment period. In the event of the death of a Participant prior to the distribution of his entire Account balance, the remaining balance of the Participant's Account shall continue to be paid in installments to the Participant's Beneficiary. Notwithstanding the foregoing, any Participant may request, subject to the approval of the Committee, that distribution of the Participant's entire Account balance be paid in a single sum payment in cash. If the Committee, in its sole discretion, grants such request, the single sum payment shall be paid as of the first day annual payments would otherwise begin. Any request for a single sum payment may be made at any time before annual payments would otherwise begin.

Section 3.7 Distribution of Amounts Credited to a Participant's Account Due to Death. Upon termination of employment due to a Participant's death, the Participant's Beneficiary shall be entitled to a distribution of the Participant's Account as set forth in this Section. The amount to which the Participant's Beneficiary is entitled shall be the greater of:
(a) five (5) times the amount deferred in the Participant's initial year of participation pursuant to Section 3.1; or (b) the total amounts credited to the Account pursuant to Section 3.4 together with interest credited on such amounts (beginning on the date such amounts are credited to the Participant's Account under
Section 3,4), until the entire Account is paid, at a rate determined by the Committee but no less than the Salomon Brothers High Grade Long Term Corporate Bond Index. Payment to such a Beneficiary shall be made in (10) consecutive annual installments commencing on the first business day of the year following the Participant's termination of employment with the Company. The amount of each installment shall be equal to the remaining Account balance (together with interest, if any, determined under this Section 3.7) multiplied by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the payment period. Notwithstanding the foregoing, any Beneficiary may request, subject to the approval of the Committee that distribution of the Participant's entire Account balance be paid in a single sum payment in cash. If the Committee, in its sole discretion, grants such requests, the single sum payment shall be paid effective as of the first day annual payments would otherwise begin. Any request for a single sum payment may be made at any time before annual payments would otherwise begin.

Section 3.8 Distribution of Amounts Credited Upon Termination of Employment Upon termination of employment for any reason other than those specified in Sections 3.6 and 3.7, a Participant shall be entitled to distribution of his Account as set forth in this Section. The amount to which the Participant is entitled shall be the amounts credited to his Account pursuant to Section 3.4 together with interest credited on such amounts (beginning on the date such amounts are credited to the Participant's Account under
Section 3.4), until the entire Account is paid, at a rate of six percent (6%) compounded annually. Payments to such a Participant shall be made in ten (10) consecutive annual installments commencing on the first business day of the year following the Participant's termination of employment with the Company. The amount of each installment shall be equal to the remaining Account balance (together with interest determined under this Section 3.8) multiplied by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the payment period. In the event of the death of a Participant prior to the distribution of his entire Account balance, the remaining balance of the Participant's Account shall continue to be paid in installments, as described a above, to the Participant's Beneficiary. Notwithstanding the foregoing, any Participant or his Beneficiary may request, subject to the approval of the Committee, that distribution of the participants, entire Account balance be paid in a single sum payment in cash. If the Committee, in its sole discretion, grants such requests, the single sum payment shall be paid as of the first day annual payments would otherwise begin. Any request for a single sum payment may be made at any time before annual payments would otherwise begin.

Section 3.9 Distribution of Amounts Credited to a Participant's Account Upon Financial Hardship. Prior to a Participant's termination of employment, a Participant may request a hardship withdrawal under this Plan, by filing such a request, in writing, with the Committee. The Committee, in its sole discretion, may approve such a request if it finds that the Participant has incurred a severe financial hardship occasioned by an emergency, including, but not limited to, illness, disability or personal injury sustained by the Participant or a member of the Participant's immediate family. If such a request is approved, the Participant shall receive amounts reasonably necessary to alleviate the financial hardship from the value of his vested Account determined as of the first day of the month in which the Committee approves the request.
                           ARTICLE IV
                       PLAN ADMINISTRATION


Section 4.1 Committee. This Plan shall be administered by a Committee consisting of from one to three members as selected by the Board and the Committee shall have full authority to administer and interpret this Plan, make payments and maintain records hereunder. All Eligible Employees shall be selected by the Committee, and such Eligible Employees shall be selected only from among those employees who are senior management, top executive or highly compensated employees. All interpretations the Committee shall be final and binding on all parties, including the Participants, Beneficiaries and the Company. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

Section 4.2 Claims Procedure. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing, as soon as practicable. If the claim or request is denied, the written notice of denial shall state: (a) the reasons for denial, with specific reference to the Plan provisions on which the denial is based; (b) a description of any additional material or information required and an explanation of why it is necessary; and (c) an explanation of the Plan's claim review procedure. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee. On review, the claimant may examine pertinent documents, and submit issues and comments in writing. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant plan provisions. All decisions on review shall be final and bind a11 parties concerned.

Section 4.3 Delegated Responsibilities. The Committee shall have the authority to delegate any of its responsibilities to such persons as it deems proper.

Section 4.4 Amendment and Termination. The Board may amend, modify or terminate this Plan at any time, provided, however, that no such amendment, modification or termination shall reduce any benefit under this Plan to which a Participant or Beneficiary is entitled under Article III prior to the date of such amendment or termination, unless the Participant or Beneficiary becomes entitled to an amount equal to the actuarial value, to be determined, in the sole discretion of the Committee, of such benefit under another plan, program or practice adopted by the Company. Notwithstanding the foregoing, on and after a Change in Control, the Plan may not be amended or terminated with respect to benefits accrued prior to such amendment or termination without the written consent of a majority of Participants determined as of the day before such Change in Control.

Section 4.5 Source of Benefits. The Company will pay all, all benefits arising under this Plan and all costs, charges and expenses relating thereto out of its general assets. The Company may finance obligations under this Plan by the purchase of one or more policies of life insurance upon the lives of the Participants, with the Company as the owner of an beneficiaries under such policies. No Participant shall have any right or interest in any such policy or the proceeds thereof and no Participant may require that the Company purchase such policies. Each Participant shall cooperate fully in the application for, and in the maintenance application for, and in the maintenance of, any, such policy or policies of insurance upon the Participant's life.

Section 4.6 Non-Assignability of Interests. Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any . future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, garnished, attached or encumbered, garnished, attached or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Committee, which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

Section 4.7 Plan Unfunded. Nothing in this Plan shall be interpreted or construed to require the Company in any manner to fund any obligation to the Participants or any Beneficiary hereunder. Nothing contained in this Plan nor any action taken hereunder shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Participants, Beneficiaries, or any other persons. Any funds which may be accumulated in order to meet any obligation under this Plan shall for all purposes continue to be a part of the general assets of the Company. To the extent that any Participant or Beneficiary acquires a right to receive payments from the Company under this Plan,, such right shall be no, greater than the rights of any unsecured general creditor of the Company,

Section 4.8 No Right to Continued Employment. Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Company or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Employee whenever the interest of the Company in its sole discretion may so require without liability to the Company or the Committee except as to any rights which may be expressly conferred upon such Employee under the Plan.

Section 4.9 Severability. In the event any provision of this Plan would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the particular provision that would make it invalid.

Section 4.10  Applicable Law.   All questions pertaining to the
construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of Florida, to the extent not preempted by Federal law.

Section 4.11 Headings, Gender. and Number: The headings to the Articles and Sections of this Plan are inserted for reference only, and are not to be taken as limiting or extending the provisions hereof. Unless the context clearly indicates to the contrary, in interpreting this Plan, the masculine shall include the feminine and the singular shall include the plural.

Section 4.12 Incapacity: If the Committee shall determine that a Participant or any other person entitled to a benefit under this Plan is unable to care for his affairs because of illness, accidents, mental or physical incapacity, or because such person is a minor, the Committee may direct that any benefit payment due such Participant or other person be paid to the individual's duly appointed legal representative, or, if no such representative is appointed, to the individual's spouse, child, parent, or other blood relative, or to a person with whom the Participant or other individual resides. Any such payment so made shall be a complete discharge of the liabilities of the Plan with respect to such Participant or other person.

Section 4.13 Binding Effect/Release: All persons accepting benefits under this Plan shall be deemed to have consented to the terms of this Plan. Any final payment or distribution to any Participant or other individual entitled to benefits under the Plan shall be in full satisfaction of all claims against the Plan, the Committee, and the Company arising by virtue of this Plan.


PMH27





     FIRST AMENDMENT TO ORANGE-CO OF FLORIDA, INC. DEFERRED
                          COMPENSATION

                      CONSENT OF RESOLUTION

                      BOARD OF DIRECTORS OF

                   ORANGE-CO OF FLORIDA, INC.

The undersigned, being all of the members of the Board of Directors of Orange-co of Florida, Inc. acting by unanimous written consent in lieu of a meeting, do hereby adopt the following resolution as of September 30, 1994:

     RESOLVED, that the Company's Non-Qualified Deferred
Compensation Plan be and hereby modified and amended in the following respects:

     Salary Deferral shall be permitted with respect to total compensation to be earned in any Plan Year.


B. H. Griffin, III                           W. Bernard Lester
B. H. Griffin, III                           W. Bernard Lester


                         John R. Alexander
                         John R. Alexander